SECRETARY OF STATE
State of Nevada

CORPORATE CHARTER

I, ROSS MILLER, the duly elected and qualified Nevada Secretary of State, do hereby certify that DR. PARK AVE, did on February 19, 2010, file in this office the original Articles of Incorporation; that said Articles of Incorporation are now on file and of record in the office of the Secretary of State of Nevada, and further, that said articles contain all the provisions required by law of said State of Nevada.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed the Great Seal of State, at my office on February 19,2010.
/s/ Ross Miller
Ross Miller
Secretary of State

DEAN HELLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775)684-5708
Website: secretaryofstate.biz

Articles of Incorporation (PURSUANT TO NRS 78)	Filed in the office of /s/ Ross Miller Ross Miller Secretary of State State of Nevada	Document Number 20100105309-71
Filing Date and Time 02/19/2010 9:08 AM
Entity Number E0073712010-8

1. Name of Corporation	Dr. Park Ave.

2. Resident Agent Name and Street Address	Noncommercial Registered Agent: Excelsior Management, LLC 101 Convention Center Drive, 7th Floor Las Vegas, NV 89109

3. Shares	NUMBER OF SHARES WITH PAR VALUE: 125,000,000 PAR VALUE: $0.001 NUMBER OF SHARES WITHOUT PAR VALUE: _____

4. Name and Address of Board of Directors/Trustees	(1) Paul Fondacaro 242 Haven Road, Franklin Lakes, NJ 07417 (2) John R Tomasula 4 Carlton Lane, Ryebrook, NY 10573

5. Purpose	The purpose of this Corporation shall be: ALL LEGAL ACTIVITIES

6. Name, Address and Signature of Incorporator	Excelsior Management, LLC 101 Convention Center Drive, 7th Floor Las Vegas, NV 89109

7. Certificate of Acceptance of Appointment of Resident Agent	I hereby accept appointment as Resident Agent for the above named corporation. /s/ Authorized Signature of RA or on Behalf of RA Company

ARTICLES OF INCORPORATION
OF

DR. PARK AVE.
1. Name of Company:
    Dr. Park Ave.

2. Resident Agent:
    The resident agent of the Company is:
Excelsior Management, LLC
101 Convention Center Drive, 7th Floor
Las Vegas, NV 89109

3. Board of Directors:
    The Company shall initially have five directors (5) who are, and whose addresses are Paul Fondacaro, MD 242 Haven Road, Franklin Lakes, NJ 07417;  John R. Tomasula, MD 4 Carlton Lane, Ryebrook, NY 10573; Anna Marie Schmidt, MD, 250 Riverside Drive, New York, NY 10025; Thomas Zanardi, 5 Eaton Court, Marlboro, NJ 07746; and John Caruso, 131 Pond Path, Lake Grove, NY 11755.  These individuals shall serve as directors until a successor or successors have been elected and qualified.  The number of directors may be increased or decreased by a duly adopted amendment to the By-Laws of the Company.

4. Authorized Shares:
    The aggregate number of shares which the Company shall have authority to issue shall consist of 125,000,000 shares, of which 100,000,000 shall consist of Common Stock and 25,000,000 shares of Preferred Stock, each having $0.001 par value.  The Common Stock and Preferred Stock of the Company may be issued from time to time without prior approval by the stockholders.  The Common Stock and Preferred Stock of the Company may be issued for such consideration as may be fixed from time to time by the Board of Directors. The Board of Directors may issue such shares of Common Stock and Preferred Stock in one or more series, with such designations, preferences and rights or qualifications, limitations or restrictions thereof as shall be stated in the resolution or resolutions.
    Out of the 25,000,000 authorized shares of Preferred Stock, 20,000,000 are designated "Series A" Preferred Stock.  These shares shall have the following preferences, limitations and relative rights:
    (i) Dividends: The holders of shares of Series "A" Preferred Stock shall not be entitled to participate in dividends and no such dividend shall be paid, or cumulate, with respect to Series "A" Preferred Stock
    (ii) No Liquidation Preference: In the event of any liquidation, dissolution, or winding up of this Company, either voluntary or involuntary, the holders of Series "A" Preferred Stock shall not be entitled to receive any distribution by reason of their ownership thereof
    (iii) Conversion
       (A) Conversion Rights.  The Board of Directors of the COmpany, using it reasonable discreation, shall, either quarterly or annually at its discreation, promptly determine such times as the Company has earned after tax profits and shall promptly give notice ("Notice") to the then current holders of the Series A Preferred Stock. Each such notice shall be dated by the Board of Directors as of the date it is actually sent to the holders of Series "A" Preferred Stock. The holders of the Series "A" Preferred Stock shall have the right, pro rata, to convert their respective shares on a one (1) share of Series "A" Preferred Stock to ten (10) Common Shares. The Board of Directors shall determine upon issuance of the Series "A" Preferred Stock, the event(s) that shall cause the holders of Series "A" Preferred Stock to be converted to Common Stock.
       The available allocation of profit attribution to each Series "A" Preferred Stock holder shall be advised by the Directors in the notice and the allocation shall be pro rata with the shareholding numbers of each Series "A" Preferred Stock holder. The Company shall effect commercially reasonable best efforts to cause the holders who have elected to convert to receive their COmmon Shares within 60 days of tendering of the Series "A" Preferred Stock electing to convert.  In the event that there is more than one holder, then the Series "A" Preferred Stock tranches shall be split and apportioned between the holders. In the event that a holder does not elect to convert then that the non-electing Series "A" Preferred Stockholder's pro rata amount shall be cumulated to the benefit of the holder on the Company's books for employment by the holder at a later date (unless the non-electing holder has assigned his allocation to another Series "A' Preferred Stockholder) but no dividends shall be reserved or cumulated until the holder elects conversion.
       In the event of any conversion of Series "A" Preferred Stock under this subsection, the converting holder shall be entitled to receive any dividends which may have been declared but have not been paid with respects to the shares of Series "A" Preferred Stock so converted from the date of delivering his election to convert to the Company.
       (B) Voluntary Conversion upon Change in Control.  In the event that the Board of Directors or the shareholders of the Company approves any transaction that will result in a change of control of the Company (as herein defined), the Board of Directors shall provide each of the holders of the Series A Preferred Stock with at least thirty (30) days advanced written notice of the consummation of such transaction. Such notice shall contain all reasonably material information required for a Series "A" Preferred Stock holder to make an assessment of the merits of the proposed transaction and the advisability of converting.  During the period preceding the consummation of the transaction, each holder of Series A Preferred Stock shall be entitled to notify the Company in writing that the holder desires to convert all or any specified portion of the holder's shares of Series A Preferred Stock into fully paid and non-assessable shares of Common Stock on the basis of ten (10) shares of Common Stock for each one (1) share of Series A Preferred Stock so converted with such conversion being effective the day of consummation of the applicable change in control such that the converting Series A Preferred Stock holders shall be treated as a Common Stock holder for the purpose of that transaction.  For purposes hereof, a "change in control" shall be deemed to occur if such is declared by the Board (employing reasonable discreation if the Board determines to so declare) or a friendly or hostile takeover offer is made or persons, acting in concert or owning directly or indirectly, aquire more than twenty percent (20%) of the voting control of the Company (sufficient to elect the board) without the consent of a majority of the Series A Preferred Stock holders.
       (C) Mechanics of Conversion.  Before any holder of Series A Preferred Stock shall be entitled to receive a certificate(s) representing the Series A Preferred Stock converted, such holder shall surrender the certificate(s) representing the Series A Preferred Stock so converted, duly endorsed, at the principal corporate office of this Company (or as otherwise directed in any notice), and shall give written notice of the name(s) in which the certificate(s) for shares of the Common Stock are to be issued.  The Company shall, promptly thereafter, issue and deliver to such holders of Series A Preferred Stock, or to the nominee(s) of such holder, a certificate(s) for the number of shares of Common Stock to which the holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made on the date of the applicable Notice or as of the date of the consummation of the applicable change in control transaction, and the person(s) entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder(s) of such shares of Common Stock as of such date.
       (D) Adjustment.  In the event that the number of kind of shares of Common Stock outstanding is changed by reason of stock dividend, stock split recapitalization, merger or reorganization, the conversion ratio and/or securities to be received upon conversion set forth in above shall be appropriately adjusted by the Board of Directors.
       (E) No Fractional Shares.  No fractional shares of the Series A Preferred Stock shall be converted and no fractional shares of Common Stock shall be issued upon conversion of the Series "A" Preferred Stock. In Lieu of any fractional shares of Common Stock which would otherwise be issuable upon conversion, the Company shall pay to the holder cash equal to the product of such fraction multiplied by the then current fair market value of one share of Common Stock, computed to the nearest whole cent. The then current market value of such shares shall be determined in good faith by the Board of Directors with references to the public trading price, if any, of such Common Stock.
       (F) Reserevation of Stock Issuable Upon Conversion.  This Company shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock solely for the purpose of effecting the conversion of the shares of Common Stock such number of its shares of Common Stock as shall from time to time be sufficient to effect conversion of all outstanding shares of Series A Preferred Stock.  If at any time the number of authorized but unissued shares of Common Stock are insufficient to effect the conversion of all outstanding Series A Preferred Stock, this Company will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purposes, including the Company's using its best efforts to obtain the approval of the shareholders to such increase, if required.
       (G)Notices.  Any notices by the provisions of this section to be given to the Company or to the holders of shares of Series "A" Preferred Stock shall be deemed given if deposited in the United States or Canadian mani, postage prepaid, and addressed to the Company or to the holders of record at his address on the books of the Company.
       (H) Taxes. The holder of record of the Series "A" Preferred Stock shall pay any and all documentary, stamp,m or other transactional taxes attributed to the issuance and delivery of shares of Common Stock or this Company upon conversion of any shares of the Series "A" Preferred Stock.
    (iv) Voting Rights.  Each shareholder of Series "A" Preferred Stock of record shall have 10 (10) voted for each share of Series "A" Preferred Stock standing in his name in the books of the Company.  Such votes shall be exercisable in all shareholder meetings of the Company including common shareholder meeting.
Out of 25,000,000 authorized shares of Preferred Stock, 5,000,000 are designated "Series "B" Preferred Stock" and shall be issued from time to time by the Board of Directors and these shall have the such preferences, limitation and relative rights as shall be determined by the Board at the time of issuance.

5. Preemptive Rights and Assessment of Shares:
    Holders of Common Stock or Preferred Stock of the Company shall not have any preference, preemptive rights of right of subscription to acquire shares of the Company authorized, issued, or sold, or to be authorized, issued or sold, or to any obligations or shares authorized or issued or to be authorized or issued, and convertible into shares of the Company, nor to any right of subscription thereto, other than to the extent, if any, the Board of Directors in its sole discretion, may determine from time to time.
    The Common Stock and Preferred Stock of the Company, after the amount of the subscription price has been fully paid it, in money, property or services, as the directors shall determine, shall not be subject to assessment to pays the debts of the Company, nor for any other purpose, and no Common Stock issued and fully paid shall ever be assessable or assessed, and the Articles of Incorporation shall not be amended to provide for such assessment.

6. Directors' and Officers' Liability
    A director or officer of the Company shall not be personal liable to this Company or its stockholders for damages for breach of fiduciary duty as a director or officer, but this Article shall not eliminate or limit the liability of a director or officer for (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of the law or (ii) the unlawful payment of dividends. Any repel or modification of this Article by stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director or officer of the Company for acts or ommisions prior to such repeal or modification.

7. Indemnity
    Every person who was or is a party to, or is threatened to made a party to, or is involved in any such action, suit or proceeding, whether civil, criminal, administrative or investigative, by the reason of the fact that he or she, or a person with whom he or she is a legal representative, is or was a director of the Company, or who is serving at the request of the Company as a director or officer of another Company, or is a representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada from time to time against all expenses, liability and loss (including attorney fees, judgements, fines, and amounts paid or to be paid in a settlement) reasonably incurred or suffered by him or her in connection therewith. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. The expenses of officers and directors incurred in defending a civil suit or proceeding must be paid by the Company as incurred and in advance of the final disposition of the action, suit or proceeding, under receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Company. Such right of indemnification shall not be exclusive of any other right of such director, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under and bylaw, agreement, vote of stockholders, provision of law, or otherwise, as well as their rights under this article.
    Without limiting the application of the foregoing, the Board of Directors may adopt By-Laws from time to time without respect to indemnification, to provide at all times the fullest indemnification permitted by the laws of the State of nevada, and may cause the Company to purchase or maintain insurance on behalf of any person who is or was a director or officer.

8. Amendments
    Subject at all times to the express provisions of Section 5 on the Assessment of Shares, this Company reserves the right to amend, alter, change, or repeal any provision contained in the Articles of Incorporation or its By-Laws, the the manner now and hereafter prescribed by statute or the Articles of Incorporation or said By-Laws, and all rights conferred upon shareholders are granted subject to this reservation.

9. Power of Directors
    In furtherance, and not in limitation of those powers conferred by statute, the Board of Directors is expressly authorized:
       (a) Subject to the By-Laws, if any, adopted by the shareholders, to make, alter or repeal the By-Laws of the Company;
       (b) To authorize and caused to be executed mortgages and liens, with or without limitations as to amount, upon the real and personal property of the Company;
       (c) To authorize the guaranty by the Company of the securities, evidences of indebtedness and obligations of other persons, corporations or business entities;
       (d) To set apart aout of any funds of the Company available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve;
       (e) By resolution adopted by the majority of the whole board, to designate on or more committees to consist of one or more directors of the Company, which, to the extent provided on the resolution or in the By-Laws of the Company, shall have and may exercise the powers of the Board of Directors in the management of the affairs of the Company, and may authorize the seal of the Company to be affixed to all papers which may require it. Such committee or committees shall have name and names as may be stated in the By-Laws of the Company or as may be determined from time to time by resolution adopted by the Board of Directors

All the corporate powers of the Company shall be exercised by the Board of Directors except otherwise herein or in the B-Laws or by law.

IN WITNESS WHEREOF, I hereunder set my hand this 19th day of February, 2010, hereby declaring and certifying that the facts stated hereinabove are true.

Signature of Incorporator

/s/ Richard A Taulli, Coo